Letter of Understanding



This agreement is made and entered into this 13th day of September, 1996 by and between Covol Technologies, Inc., a Delaware Corporation ("Covol") and E.J. Hodder & Associates, Inc. ("Hodder"), a __________ corporation.

RECITALS

Whereas, "Hodder" owns an assignable land lease and equipment company commonly referred to as Port Hodder (2700 Powhatan Street, Mulga, AL.) which is a barge loading facility servicing the Warrior River.

Whereas, "Hodder" warrants that it owns title to all the equipment and facilities currently located on Port Hodder site.

Whereas, "Hodder" desires to sell the Port Hodder facility, and "Covol" desires to purchase said facility.

BE IT THEREFORE AGREED AS FOLLOWS:

Hodder" agrees to sell and convey unencumbered title to the Port Hodder facility to "Covol", "Hodder" warrants and represents that there are no liens or encumbrances and that any claims against the Port Hodder facility have been disclosed to "Covol".

"Covol" agrees to pay to "Hodder" the following sums for the Port Hodder facility:

         (1) A Sum of $125,000 U.S. Dollars to be paid at commencement of construction or by August 15, 1996 whichever is sooner.

         (2) An additional sum of $125,000 U.S. Dollars to be paid on or before September 15, 1996.

         (3) An additional sum of $100,000 U.S. Dollars to be paid on or before October 15, 1996.

         (4)      71,800 Shares of Covol Stock (CVOL)
                  (Estimated value, based on 6/27/96 closing price $700,000.

Both parties agree to cooperate and work jointly at operating the Port Hodder facility. Both parties further agree that if the efforts to acquire Concord Coal Recovery Ltd. Partnership (K-Lee Processing) are unsuccessful the quantity of shares identified in (3) above shall be reduced to 60,000 shares of Covol Stock
(CVOL) (estimated value based on 6/27/96 closing price $585,000).



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It is further  agreed that if the efforts to acquire  Concord Coal Recovery Ltd.
Partnership (K-Lee Processing) is successful, the payment identified in (3) above shall be reduced to $50,000 U.S.
Dollars.

Both parties agree that Ed Hodder shall have the right to load and utilize the Port facility for business purposes, upon condition that any such activity shall not interfere with any present or future business activities of Covol Technologies, Inc.

Both parties further agree that E.J. Hodder & Associates, Inc. shall provide consulting services to Covol Technologies, Inc. and will assist with operation of the port facility and future plant operations, and will also aid in acquiring fines and other feedstock material and in developing finished product markets in Coal, Coke and iron rich material an in other market development and industry efforts which Covol is undertaking. Compensation and consideration for such consulting services shall be as follows:

(deleted)

Agreed to this day 13th of September 1996.

Covol Technologies, Inc.                            E.J. Hodder Associates, Inc.


/s/ Ken Young                                       /s/ Edwin J. Hodder
By: Ken Young                                       By: Edwin J. Hodder
Title: CEO                                          Title: President